Exhibit 99.1

Life Storage, Inc. Reports Second Quarter Results

BUFFALO, N.Y.--(BUSINESS WIRE)--August 6, 2020--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self-storage properties, reported operating results for the quarter ended June 30, 2020.

Highlights for the Second Quarter Included:

  Generated net income attributable to common shareholders of $36.5 million, or $0.78 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.42, matching the same period last year.
  Limited year-over-year same store revenue decrease to 2.0% and same store net operating income (“NOI”)(2) decrease to 2.5%, despite COVID-19 pandemic and related economic disruption.
  Decreased same store operating expenses relative to comparable prior year periods for the third straight quarter.
  Grew management fees by 28.1%; added 13 stores to the Company’s third-party management platform, bringing total managed stores at the end of the second quarter to 317.
  Reported $9.5 million in cash and cash equivalents and $341.9 million in revolving line of credit availability as of June 30, 2020.
  Completed the roll-out of “Rent Now 2.0,” the Company’s second generation, fully-digital, dynamic pricing and rental platform that allows customers to self-serve and move into their storage unit with no human interaction; the new pricing alternatives allow customers to select a storage unit from one of three convenience and pricing-based tiers according to their individual needs and preferences.

Joe Saffire, the Company’s Chief Executive Officer, stated, “Like all businesses, we were tested in our ability to operate safely and effectively in the face of the unprecedented COVID-19 global health crisis. Though our second quarter financial results were not as originally planned, our team and technology platforms proved once again why I think they are the best in the business. We have seen several positive trends emerge as we continue to attract and retain customers, our efficiency initiatives remain well on track, our balance sheet is strong, and our industry is proving once again to be resilient in the face of challenging economic times.”

COVID-19 PANDEMIC:

The COVID-19 global health crisis and related economic disruption had an adverse effect on the Company’s financial results in the second quarter. For example:

  Same store occupancy was impacted as move-outs declined by 12% during the quarter compared to the same period last year, off-set by lower move-ins, which declined by 3.4%. The net impact of this activity resulted in an increase in same store occupancy from 91.5% at June 30, 2019 to 91.9% at June 30, 2020.
  Move-outs were impacted by the suspension of auction activity for most of the 2nd quarter; had normal auction activity occurred, the Company estimates same store occupancy would have been approximately 91.2% at June 30, 2020.
  The Company similarly curtailed it’s existing customer rate increase program significantly in the second quarter.
  The Company collected approximately 99% of rental income in the second quarter of 2020 as compared to pre COVID-19 levels.

The Company resumed performing auctions and rate increases to existing customers in certain markets in June 2020.

FINANCIAL RESULTS:

In the second quarter of 2020, the Company generated net income attributable to common shareholders of $36.5 million or $0.78 per fully diluted common share, compared to net income attributable to common shareholders of $40.7 million, or $0.87 per fully diluted common share, in the second quarter of 2019. Net income was negatively impacted by the effects of the COVID-19 global health crisis and related economic disruption, such as lower realized rental rates and increased reserves to accounts receivable for curtailed auctions.

Funds from operations for the quarter were $1.42 per fully diluted common share compared to $1.45 for the same period last year. Adjusted FFO per fully diluted common share for the quarter was similarly $1.42, compared to $1.42 for the quarter ended June 30, 2019, after adjusting 2019 results by $1.7 million related to the finalization of a lawsuit settlement.

OPERATIONS:

Same store revenues for the stabilized stores wholly owned by the Company since December 31, 2018 decreased 2.0% from the second quarter of 2019. The decrease resulted from the net impact of a 2.7% decline in realized rental rates and a 20 basis point increase in average occupancy.

Same store operating expenses decreased 1.2% for the second quarter of 2020 compared to the prior year period, primarily due to decreases in payroll and benefits, repair and maintenance, utilities, advertising and office and other operating expenses, partially off-set by increased real estate taxes and internet marketing costs. This is the third straight quarter of declining same store operating expenses when comparing to the same period of the prior year. Same store NOI decreased 2.5% in the second quarter of 2020 as compared to the second quarter of 2019.

The Company’s 2020 same store pool consists of the 517 stabilized stores wholly owned since December 31, 2018. Twenty-two of the stores purchased through December 31, 2019 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

PORTFOLIO TRANSACTIONS:

Wholly Owned Portfolio

Subsequent to June 30, 2020, the Company entered into a contract to acquire a self-storage facility in Trenton, NJ for a purchase price of $13.7 million. The purchase of this facility is subject to customary conditions to closing, and there is no assurance that this facility will be acquired.

Joint Venture Portfolio

During the quarter, the Company entered into three joint ventures, each of which is developing self-storage facilities in the greater New York City market. The Company’s total expected equity commitment is $6.8 million, representing various minority interest ownership percentages ranging from 17% to 25%. The Company contributed $1.5 million to the joint ventures during the quarter.

THIRD-PARTY MANAGEMENT:

The Company continues to aggressively and profitably grow its third-party management platform. During the quarter, the Company added 13 stores. As of quarter end, the Company managed 317 facilities in total, including those in which it owns a minority interest.

FINANCIAL POSITION:

At June 30, 2020, the Company had approximately $9.5 million of cash on hand, and $341.9 million available on its line of credit. With no debt maturities until August 2021 ($100 million) and an average debt maturity of 6.3 years, the Company believes it has adequate liquidity to navigate this period of COVID-19 related disruption.

Below are key financial ratios at June 30, 2020:

• Debt to Enterprise Value (at $94.95/share)	31.6%
• Debt to Book Cost of Storage Facilities	42.2%
• Debt to Recurring Annualized EBITDA	6.0x
• Debt Service Coverage	4.4x

COMMON STOCK DIVIDEND:

Subsequent to quarter end, the Company’s Board of Directors approved a quarterly dividend to $1.07 per share, or $4.28 annualized. The dividend was paid on July 27, 2020 to shareholders of record on July 14, 2020.

YEAR 2020 EARNINGS GUIDANCE:

Continued uncertainties resulting from the ongoing COVID-19 pandemic and related economic disruption across the country and its impact on customer demand in individual markets, continue to make it challenging to provide an outlook and guidance with reasonable accuracy. Therefore, the Company will continue with suspension of quantitative guidance and revisit this practice next quarter.

However, the Company believes it is well positioned to continue to strengthen its share of the resilient self-storage markets it serves due to its disciplined business model and a strong balance sheet to support its strategic initiatives. Additionally, the Company believes that current market trends support a solid outlook for the remainder of the year. For example, in July 2020:

  Same store move-ins were 16.5% higher than July 2019 and same store move-outs were 11.7% lower than the same period last year. As a result, same store occupancy at July 31, 2020 was 93.0% as compared to 91.3% at July 31, 2019. Had auctions not been curtailed due to the COVID-19 health crisis, the Company estimates same store occupancy would have been 92.3% at July 31, 2020.
  The number of markets where the Company has resumed auction activities and its existing customer rate increase program has continued to increase with limited exceptions.

Based on improving demand, demonstrated expense control and current general market activity, the Company anticipates that the second half of 2020 will be stronger than the same period last year as it relates to adjusted funds from operations per share performance.

FORWARD LOOKING STATEMENTS:

When used in this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self-storage facilities, which would cause rents and occupancy rates to decline; risks associated with the COVID-19 global health crisis or similar events, including but not limited to (i) the impact to the health of our employees and/or customers, (ii) the negative impacts to the economy and to self-storage customers which could reduce the demand for self-storage or reduce our ability to collect rent, (iii) reducing or eliminating our ability to increase rents charged to our current or future customers, (iv) limiting our ability to collect rent from or evict past due customers, (v) we could see an increase in move-outs of longer-term customers due to the economic uncertainty and significant rise in unemployment resulting from the COVID-19 global health crisis which could lead to lower occupancies and reduced average rental rates as longer-term customers are replaced with new customers at lower rates, and (vi) potential negative impacts on the cost and availability of debt and equity which could have a negative impact on our capital and growth plans; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to effectively compete in the industry in which it does business; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; any future ratings on the Company’s debt instruments; regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s reliance on its call center; and tax law changes that may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Friday, August 7, 2020. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 844-707-6940 (domestic) or 412-317-5702 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com. The webcast will be archived for a period of six months.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. Located in Buffalo, New York, the Company operates more than 875 storage facilities in 29 states and Ontario, Canada. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to approximately 475,000 customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	June 30,	December 31,
(dollars in thousands)	2020	2019
Assets
Investment in storage facilities:
Land	$904,475	$884,235
Building, equipment and construction in progress	3,993,901	3,865,238
	4,898,376	4,749,473
Less: accumulated depreciation	(810,709)	(756,333)
Investment in storage facilities, net	4,087,667	3,993,140
Cash and cash equivalents	9,518	17,458
Accounts receivable	11,575	12,218
Receivable from joint ventures	797	1,302
Investment in joint ventures	147,749	154,984
Prepaid expenses	9,761	7,771
Intangible asset - in-place customer leases	1,832	2,910
Trade name	16,500	16,500
Other assets	25,865	26,681
Total Assets	$4,311,264	$4,232,964

Liabilities
Line of credit	$158,000	$65,000
Term notes, net	1,859,539	1,858,271
Accounts payable and accrued liabilities	89,124	103,942
Deferred revenue	14,433	11,699
Mortgages payable	34,519	34,851
Total Liabilities	2,155,615	2,073,763

Noncontrolling redeemable Operating Partnership Units at redemption value	22,968	26,307

Equity
Common stock	469	467
Additional paid-in capital	2,400,382	2,376,723
Accumulated deficit	(262,670)	(238,338)
Accumulated other comprehensive loss	(5,500)	(5,958)
Total Shareholders' Equity	2,132,681	2,132,894
Total Liabilities and Shareholders' Equity	$4,311,264	$4,232,964

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	April 1, 2020	April 1, 2019	January 1, 2020	January 1, 2019
	to	to	to	to
(dollars in thousands, except share data)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Revenues
Rental income	$128,828	$128,913	$257,736	$253,060
Other operating income	14,009	12,855	27,631	22,145
Management and acquisition fee income	4,176	3,260	8,589	6,347
Total operating revenues	147,013	145,028	293,956	281,552

Expenses
Property operations and maintenance	32,247	33,433	65,097	64,594
Real estate taxes	17,614	16,219	35,022	32,311
General and administrative	12,223	10,510	25,129	22,847
Payments for rent	-	141	-	283
Depreciation and amortization	27,536	25,623	54,564	51,507
Amortization of in-place customer leases	1,451	535	2,753	880
Total operating expenses	91,071	86,461	182,565	172,422

Gain on sale of real estate	-	-	302	1,076
Income from operations	55,942	58,567	111,693	110,206

Other income (expense)
Interest expense (A)	(20,266)	(18,759)	(40,513)	(36,578)
Interest income	2	46	7	51
Equity in income of joint ventures	970	1,110	2,086	1,921

Net income	36,648	40,964	73,273	75,600
Net income attributable to noncontrolling interests in the Operating Partnership	(191)	(222)	(383)	(404)
Net income attributable to common shareholders	$36,457	$40,742	$72,890	$75,196

Earnings per common share attributable to common shareholders - basic	$0.78	$0.87	$1.56	$1.61

Earnings per common share attributable to common shareholders - diluted	$0.78	$0.87	$1.56	$1.61

Common shares used in basic earnings per share calculation	46,844,888	46,582,235	46,761,063	46,573,541

Common shares used in diluted earnings per share calculation	46,906,138	46,631,214	46,828,517	46,633,957

Dividends declared per common share	$1.07	$1.00	$2.14	$2.00

(A) Interest expense for the period ending June 30 consists of the following
Interest expense	$19,678	$18,196	$39,311	$35,478
Amortization of debt issuance costs	588	563	1,202	1,100
Total interest expense	$20,266	$18,759	$40,513	$36,578

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	April 1, 2020	April 1, 2019	January 1, 2020	January 1, 2019
	to	to	to	to
(dollars in thousands, except share data)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Net income attributable to common shareholders	$36,457	$40,742	$72,890	$75,196
Noncontrolling interests in the Operating Partnership	191	222	383	404
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	28,398	25,722	56,140	51,528
Depreciation and amortization from unconsolidated joint ventures	1,682	1,460	3,478	2,870
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(348)	(369)	(694)	(695)
Funds from operations available to common shareholders	66,380	67,777	132,197	129,303
FFO per share - diluted	$1.42	$1.45	$2.82	$2.77

Adjustments to FFO
Lawsuit settlement	$-	$(1,651)	$-	$(1,651)
Gain on sale of land	-	-	(302)	(1,076)
Acquisition fee	-	-	(217)	-
Costs related to officer's retirement	-	-	-	443
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	-	9	3	12
Adjusted funds from operations available to common shareholders	66,380	66,135	131,681	127,031
Adjusted FFO per share - diluted	$1.42	$1.42	$2.81	$2.72

Common shares - diluted	46,906,138	46,631,214	46,828,517	46,633,957

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	April 1, 2020	April 1, 2019	January 1, 2020	January 1, 2019
	to	to	to	to
(dollars in thousands)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Net Income	$36,648	$40,964	$73,273	$75,600
General and administrative	12,223	10,510	25,129	22,847
Payments for rent	-	141	-	283
Depreciation and amortization	28,987	26,158	57,317	52,387
Gain on sale of real estate	-	-	(302)	(1,076)
Interest expense	20,266	18,759	40,513	36,578
Interest income	(2)	(46)	(7)	(51)
Equity in income of joint ventures	(970)	(1,110)	(2,086)	(1,921)
Net operating income	$97,152	$95,376	$193,837	$184,647

Same store (4)	$79,554	$81,578	$159,775	$158,147
Net operating income related to tenant reinsurance	7,319	6,703	14,195	12,518
Other stores and management fee income	10,279	7,095	19,867	13,982
Total net operating income	$97,152	$95,376	$193,837	$184,647

Life Storage, Inc.
Quarterly Same Store Data (3) (4) 517 mature stores owned since 12/31/18
(unaudited)
	April 1, 2020	April 1, 2019
	to	to		Percentage
(dollars in thousands)	June 30, 2020	June 30, 2019	Change	Change

Revenues:
Rental income	$118,896	$120,995	$(2,099)	-1.7%
Other operating income	1,415	1,821	(406)	-22.3%
Total operating revenues	120,311	122,816	(2,505)	-2.0%

Expenses:
Payroll and benefits	9,154	9,879	(725)	-7.3%
Real estate taxes	16,135	15,249	886	5.8%
Utilities	3,136	3,465	(329)	-9.5%
Repairs and maintenance	3,318	3,983	(665)	-16.7%
Office and other operating expense	3,401	3,930	(529)	-13.5%
Insurance	1,480	1,492	(12)	-0.8%
Advertising	62	299	(237)	-79.3%
Internet marketing	4,071	2,941	1,130	38.4%
Total operating expenses	40,757	41,238	(481)	-1.2%

Net operating income (2)	$79,554	$81,578	$(2,024)	-2.5%

QTD Same store move ins	52,054	53,862	(1,808)

QTD Same store move outs	41,965	47,693	(5,728)
Other Comparable Quarterly Same Store Data (4)
(unaudited)
	April 1, 2020	April 1, 2019
	to	to		Percentage
	June 30, 2020	June 30, 2019	Change	Change
2019 Same store pool (504 stores)
Revenues	$117,834	$120,386	$(2,552)	-2.1%
Expenses	39,719	40,224	(505)	-1.3%
Net operating income	$78,115	$80,162	$(2,047)	-2.6%

2018 Same store pool (488 stores)
Revenues	$113,663	$116,227	$(2,564)	-2.2%
Expenses	38,142	38,635	(493)	-1.3%
Net operating income	$75,521	$77,592	$(2,071)	-2.7%

Life Storage, Inc.
Year to Date Same Store Data (3) (4) 517 mature stores owned since 12/31/18
(unaudited)
	January 1, 2020	January 1, 2019
	to	to		Percentage
(dollars in thousands)	June 30, 2020	June 30, 2019	Change	Change

Revenues:
Rental income	$239,348	$238,223	$1,125	0.5%
Other operating income	2,866	3,396	(530)	-15.6%
Total operating revenues	242,214	241,619	595	0.2%

Expenses:
Payroll and benefits	18,729	19,968	(1,239)	-6.2%
Real estate taxes	32,270	30,497	1,773	5.8%
Utilities	6,671	7,360	(689)	-9.4%
Repairs and maintenance	7,262	9,133	(1,871)	-20.5%
Office and other operating expense	7,108	7,899	(791)	-10.0%
Insurance	2,967	2,980	(13)	-0.4%
Advertising	124	597	(473)	-79.2%
Internet marketing	7,308	5,038	2,270	45.1%
Total operating expenses	82,439	83,472	(1,033)	-1.2%

Net operating income (2)	$159,775	$158,147	$1,628	1.0%

YTD Same store move ins	97,549	99,484	(1,935)

YTD Same store move outs	85,259	92,036	(6,777)
Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (5)
	2020	2019	2020	2019

Weighted average quarterly occupancy	91.0%	90.8%	90.0%	90.3%

Occupancy at June 30	91.9%	91.5%	91.0%	90.8%

Rent per occupied square foot	$14.09	$14.48	$14.12	$14.27

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the six months ended June 30, 2020:

Beginning balance	$4,749,473
Property acquisitions	122,623
Improvements and equipment additions:
Expansions	13,486
Roofing, paving, and equipment:
Stabilized stores	7,142
Recently acquired stores	465
Change in construction in progress (Total CIP $34.2 million)	5,388
Dispositions and Impairments	(201)
Storage facilities at cost at period end	$4,898,376

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	June 30, 2020	June 30, 2019

Management and administrative salaries and benefits	$6,704	$6,467
Training	186	239
Call center	750	758
Life Storage Solutions costs	150	224
Income taxes	871	850
Legal, accounting and professional	911	938
Lawsuit settlement	-	(1,651)
Other administrative expenses (6)	2,651	2,685
	$12,223	$10,510

Net rentable square feet	June 30, 2020
Wholly owned properties	40,491,810
Joint venture properties	8,932,759
Third party managed properties	14,689,615
	64,114,184

	June 30, 2020	June 30, 2019

Common shares outstanding	46,918,445	46,650,391
Operating Partnership Units outstanding	243,966	248,466
(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, operating lease expenses, depreciation and amortization expense, any losses on sale of real estate, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, any gains on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and in comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self-storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Revenues and expenses do not include items related to tenant reinsurance.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Contacts

Life Storage, Inc.
David Dodman
(716) 229-8284
ddodman@lifestorage.com